Exhibit 99.1

Indaptus Therapeutics Reports First Quarter 2022 Financial Results and Provides Corporate Update

Announces Submission of Investigational New Drug (IND) Application for Decoy20

On Track to Initiate Phase 1 Clinical Trial of Decoy20 for Treatment of Solid Tumors in Second Half of 2022

NEW YORK (May 12, 2022) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), today announces financial results for the first quarter ended March 31, 2022 and provides a corporate update.

“We are delighted to report the submission of our Investigational New Drug (IND) application for systemically administered Decoy20. The timing of this submission keeps us on track to initiate our first in human clinical trial this year and we look forward to working with the FDA as we move through the IND submission process,” said Jeffrey Meckler, Chief Executive Officer of Indaptus. “Decoy20, with its ability to activate both the innate and adaptive immune systems as a multiple Toll-like receptor (TLR) agonist, holds the promise to effectively combat solid tumor cancers, an area where even many of the new immuno-oncology approaches have failed.”

“This is a significant milestone for Indaptus as it advances our approach to induce multiple immune system components as a mechanism to combat solid tumors. We look forward to dosing our first patient later this year and to gathering data in support of Decoy20’s fight against cancer,” continued Mr. Meckler.

Recent Corporate Highlights

Submission of Investigational New Drug Application

Today, Indaptus announces the submission of its Investigational New Drug Application (IND) for Decoy20. The Company continues to expect to initiate a Phase 1 clinical trial for Decoy20 targeting solid tumors in 2022. Importantly, the Company has successfully completed GMP manufacturing and IND-enabling multi-dose toxicology studies that have not produced sustained induction of factors associated with cytokine release syndromes.

Earlier pre-clinical data have demonstrated Decoy20’s ability to eradicate established tumors in a murine model of hepatocellular carcinoma in combination with either a non-steroidal anti-inflammatory drug (NSAID) or an anti-PD-1 agent, and more efficiently with both. Tumor eradication has occurred with a wide therapeutic index and has led to induction of 100% immunological memory. Mechanism of actions studies have demonstrated activation of innate and adaptive immune pathways and immunologically cold to hot transition in subcutaneous tumors after only one intravenous (IV) administration of Decoy product in the tumor eradicating, combination setting.

In combination with low-dose chemotherapy, Decoy candidates have also produced highly efficient eradication of established tumors in a mouse model of non-Hodgkin’s lymphoma (NHL), also with induction of immunological memory. Combination-mediated tumor eradication has also been observed with a human tumor xenograft NHL model with inclusion of a targeted antibody. Mechanism of action studies have demonstrated involvement of activation of both innate and adaptive immune pathways in this anti-tumor activity. Decoy candidates have also produced significant single agent activity in murine models of both metastatic pancreatic carcinoma and orthotopic, colorectal carcinoma.

Financial Highlights for First Quarter Ended March 31, 2022

Research and development expenses, for the three-month period ended March 31, 2022, were approximately $1.3 million, an increase of approximately $0.8 million compared with approximately $0.5 million in the three-month period ended March 31, 2021. The increase was primarily as a result of payroll and related expenses, stock-based compensation and expenses for the phase 1 clinical trial preparation and the preparation of the IND that was recently filed.

General and administrative expenses, for the three-month period ended March 31, 2022, were approximately $2.1 million, an increase of approximately $2.0 million compared with approximately $0.1 million in the three-month period ended March 31, 2021. The increase was primarily as a result of payroll and related expenses, stock-based compensation, directors and officers’ insurance expenses and professional fees associated with being a public company.

Loss per share for the three-month period ended March 31, 2022, was approximately $0.41 compared with approximately $0.31 for the three-month period ended March 31, 2021.

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities of approximately $36.2 million. As of December 31, 2021, the Company had cash and cash equivalents of approximately $39.1 million.

Net cash used in operating activities was approximately $3.1 million for the three-month period ended March 31, 2022, compared with net cash used in operating activities of approximately $0.8 million for the three-month period ended March 31, 2021. This increase resulted primarily from an increase in general and administrative expenses and effects of the Decoy merger and changes in operating assets and liabilities.

Net cash used in investing activities was approximately $2.8 million for the three-month period ended March 31, 2022 which was primarily due to the purchase of marketable securities during that period. There was no net cash provided by or used in investing activities in the three months ended March 31, 2021.

There was no net cash provided by financing activities in the three months ended March 31, 2022.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in preclinical models. Tumor eradication by Indaptus technology has been demonstrated to produce both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a specific tumor antigen in pre-clinical models. Indaptus technology has also produced significant single agent activity against chronic hepatitis B virus (HBV) and chronic human immunodeficiency virus (HIV) infections in pre-clinical models. Indaptus has carried out successful GMP manufacturing of its lead clinical oncology candidate, Decoy20, and has completed other IND enabling studies.

Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: our plans to develop and potentially commercialize its technology, the timing and cost of our planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Indaptus’ ability to obtain and maintain regulatory approval of any product candidate, our ability to protect and maintain its intellectual property and licensing arrangements, our ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and our estimates regarding future revenue, expenses capital requirements and the need for additional financing. More detailed information about the risks and uncertainties affecting us is contained under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 21, 2022, and in other filings that we have made and may make with the Securities and Exchange Commission in the future. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Contact:

Will O’Connor
Stern IR
+1 212-362-1200
will@sternir.com

INDAPTUS THERAPEUTICS, INC.

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$33,216,311	$39,132,165
Marketable securities	2,961,460	-
Assets held for sale	-	148,400
Prepaid expenses and other current assets	741,945	1,106,653

Total current assets	36,919,716	40,387,218

Non-current assets:
Property and equipment, net	3,266	3,800
Right-of-use asset	147,102	169,088
Other assets	16,477	16,477

Total non-current assets	166,845	189,365

Total assets	$37,086,561	$40,576,583

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$3,582,472	$4,507,676
Operating lease liability, current portion	97,185	96,465

Total current liabilities	3,679,657	4,604,141

Non-current liabilities:
Operating lease liability, net of current portion	50,516	72,862

Total non-current liabilities	50,516	72,862

Total liabilities	3,730,173	4,677,003

Commitments and contingent liabilities

Stockholders’ equity:
Common stock: $0.01 par value, 200,000,000 shares authorized as of March 31, 2022 and December 31, 2021; 8,258,597 shares issued and outstanding as of March 31, 2022 and December 31, 2021	82,586	82,586
Additional paid in capital	52,319,064	51,487,881
Accumulated deficit	(19,036,041)	(15,670,887)
Accumulated other comprehensive loss	(9,221)	-

Total stockholders’ equity	33,356,388	35,899,580

Total liabilities and stockholders’ equity	$37,086,561	$40,576,583

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$1,297,098	$489,721
General and administrative	2,104,975	124,254

Total operating expenses	3,402,073	613,975

Loss from operations	(3,402,073)	(613,975)

Other income, net	36,919	1,554

Net loss	$(3,365,154)	$(612,421)

Net loss available to common stockholders per share of common stock, basic and diluted	$(0.41)	$(0.31)

Weighted average number of shares used in calculating net loss per share, basic and diluted	8,258,597	1,944,672
Net loss	$(3,365,154)	$(612,421)
Other comprehensive loss:
Unrealized loss on available-for-sale securities	(9,221)	-
Comprehensive loss	$(3,374,375)	$(612,421)

Unaudited Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

	Series Seed Preferred		Common stock		Additional paid in	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	capital	deficit	Loss	Total

Balance, January 1, 2021	835,928	$8,359	1,944,672	$19,447	$7,693,994	$(7,959,501)	$-	$(237,701)
Stock-based compensation	-	-	-	-	20,445	-	-	20,445
Net loss	-	-	-	-	-	(612,421)		(612,421)
Balance, March 31, 2021	835,928	8,359	1,944,672	19,447	7,714,439	(8,571,922)	-	(829,677)

Balance, January 1, 2022	-	-	8,258,597	$82,586	$51,487,881	$(15,670,887)	-	$35,899,580

Stock-based compensation	-	-	-	-	831,183	-	-	831,183
Other comprehensive loss							(9,221)	(9,221)
Net loss	-	-	-	-	-	(3,365,154)	-	(3,365,154)

Balance, March 31, 2022	-	$-	8,258,597	$82,586	$52,319,064	$(19,036,041)	$(9,221)	$33,356,388

Unaudited Condensed Consolidated Statements of Cash Flows

	For the three months ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(3,365,154)	$(612,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	534	213
Stock-based compensation	831,183	20,445
Realized gain on assets held for sale	(24,155)	-
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	364,708	(109,883)
Accounts payable and other current liabilities	(925,204)	481,050
Deferred transaction costs	-	(604,988)
Operating lease right-of-use asset and liability, net	360	-
Net cash used in operating activities	(3,117,728)	(825,584)

Cash flows from investing activities:
Proceeds received for assets held for sale	172,555	-
Purchase of marketable securities	(2,970,681)	-
Net cash used in investing activities	(2,798,126)	-

Cash flows from financing activities:
Proceeds from SAFEs, net	-	3,675,000
Net cash provided by financing activities	-	3,675,000

Net (decrease) increase in cash and cash equivalents	(5,915,854)	2,849,416

Cash and cash equivalents at beginning of period	39,132,165	1,637,499

Cash and cash equivalents at end of period	$33,216,311	$4,486,915

Supplemental cash flow disclosures
Cash paid for income taxes	$-	$800
Cash received for interest earned on deposits	$1,318	$506